As filed with the Securities And Exchange Commission on September 6, 2001
                                                      Registration No. 333-66374
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              -------------------
                                   FORM S-3/A


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                             DECODE GENETICS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


              DELAWARE                                      04-3326704
    (State or Other Jurisdiction                         (I.R.S. Employer
  of Incorporation or Organization)                    Identification No.)


                                   LYNGHALS 1
                               REYKJAVIK, ICELAND
                                +011-354-570-1900
               (Address, Including ZIP Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

             KARI STEFANSSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              DECODE GENETICS, INC.
                                   LYNGHALS 1
                               REYKJAVIK, ICELAND
                                +011-354-570-1900
 (Name, Address, Including ZIP Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copies to:
                           EDWARD P. BROMLEY III, ESQ.
                                 REED SMITH LLP
                           136 MAIN STREET - SUITE 250
                        PRINCETON, NEW JERSEY 08543-7839

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------





THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS REOFFER PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER IS NOT ALLOWED TO SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS REOFFER PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED



                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2001.


                               REOFFER PROSPECTUS

                         166,814 Shares of Common Stock

                              DECODE GENETICS, INC.

                               -------------------


      All of the shares of common stock, $0.001 par value per share, of deCODE genetics, Inc. covered by this reoffer prospectus, may be offered and sold to the public by Ernir Snorrason, the selling stockholder.



      Our common stock is quoted on the Nasdaq National Market and Nasdaq Europe under the symbol "DCGN." On July 20, 2001, the closing price of a share of our common stock on the Nasdaq National Market was $8.72 per share.



      The selling stockholder may sell his shares directly or indirectly in one or more transactions on the Nasdaq National Market, Nasdaq Europe or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution" on page 17 for more information about how the selling stockholder may sell the shares.






                              --------------------


                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                              --------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

         The date of this reoffer prospectus is _________________, 2001.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
deCODE genetics......................................................       3
Risk Factors.........................................................       4
Use of Proceeds......................................................      17
Selling Stockholder..................................................      17
Plan of Distribution.................................................      17
Legal Matters........................................................      18
Experts..............................................................      18
Where You Can Find More Information..................................      18
Incorporation of Certain Documents by Reference......................      19


                                 --------------



      You should rely only on the information contained in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that, which is contained in or incorporated by reference to this reoffer prospectus. The selling stockholder is offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.



      In this prospectus, references to deCODE genetics, Inc. refer to us and our wholly-owned subsidiary, Islensk erfoegreining ehf., and its subsidiaries, deCODE cancer ehf. and Encode ehf., each an Icelandic private limited company.


                                 ---------------

                                 DECODE GENETICS



      We are a genomics and health informatics company which provides products and services for the healthcare industry. Our approach to the discovery of healthcare knowledge brings together three key types of non-personally identifiable population data derived from the Icelandic nation: information from the healthcare system, information about genealogical relationships among individuals covered by this system and associated molecular genetics data.



      We have three avenues of commercialization which are: Discovery Services, with a focus on gene and drug target discovery and pharmacogenomics; Database Services, with a focus on the construction and commercialization of the Icelandic Health Sector Database, which will contain non-personally identifiable data from Icelandic healthcare records, and the deCODE Combined Data Processing system, to cross-reference data from the Icelandic Health Sector Database with genealogical and genotypic data; and Healthcare Informatics, which is computerized analysis of healthcare data, with a focus on bioinformatics, which is the computerized analysis of biological information, decision-support tools and privacy products.



      We are a party to alliance agreements, research collaboration agreements, and development and commercialization agreements with various parties, including F.Hoffmann-La Roche, Partners Healthcare System, Inc., The General Hospital Corporation, Genmab A/S, Affymetrix, Inc. and Applied Biosystems Group. Pursuant to these agreements we are collaborating on the research, development, and commercialization of therapeutic, diagnostics, informatics and technology products and services.



      We have a number of collaborative agreements with local medical institutions and doctors regarding particular disease research. Under the agreements, these institutions and/or physicians contribute data or other clinical information and we contribute equipment, research supplies and our molecular genetics and experimental design expertise.







      deCODE was incorporated in Delaware in August 1996. Our principal office is located at Lynghals 1, Reykjavik, Iceland.

                                  RISK FACTORS


      The shares of common stock that we are offering through this prospectus involve a substantial risk of loss. You should carefully read this entire prospectus before making an investment in the common stock and should give particular attention to the following risk factors. There may be other significant risks that we cannot foresee at this time. Also, these risks might affect us to a greater or different degree than we currently expect. There are important factors that could cause our actual results to differ materially from those indicated by the forward-looking statements contained in this prospectus. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. These factors include, without limitation, the risk factors listed below and other factors presented throughout this prospectus.






WE MAY NOT SUCCESSFULLY DEVELOP OR DERIVE REVENUES FROM ANY PRODUCTS OR SERVICES


      DISCOVERY SERVICES





      We are still in the early stages of our gene discovery programs. We use our technology and development primarily to identify genes or gene fragments that are responsible for certain diseases. We also try to identify genes or gene fragments that indicate the presence of certain diseases. We use technologies and approaches which we believe will identify specific genes that cause or predispose individuals to certain complex diseases. Although we have identified some genes that we believe are likely to cause certain diseases, we may not be correct. We may not be successful in identifying any other similar genes. In addition, many experts believe that some of the diseases we are targeting are caused by both genetic and environmental factors. Even if we identify specific genes that are partly responsible for causing diseases, any gene-based therapeutic or diagnostic products may not prevent or cure a particular disease. Accordingly, even if we are successful in identifying specific genes, our discoveries may not lead to the development of commercial products.







      Any pharmaceutical products that we or our collaborators are able to develop will fail to produce revenues unless we:


   -  they are safe and effective;

   -  meet regulatory standards in a timely manner;

   -  successfully compete with other technologies and products;





   -  do not infringe on the proprietary rights of others;



   -  can be manufactured in sufficient quantities at reasonable costs; and



   -  can be marketed successfully.



      We may not be able to meet these conditions. We expect that it will be years, if ever, before we will recognize revenue from the development of therapeutic or diagnostic products

      DATABASE SERVICES


      We received a license to create and operate the Icelandic Health Sector Database in January 2000. We are at the early stages of developing the database. We are also in the early stages of collecting genotypic data. Genotypic data on individuals another integral part of the deCODE Combined Data Processing System. It will probably take us several years to fully develop the deCODE Combined Data Processing System. We will devote substantial resources to the development of that system and its components for the foreseeable future. We cannot be sure that the deCODE Combined Data Processing System will result in marketable products or services. Although our intended method for cross-referencing genealogical, genotypic and healthcare data is central to the development of the deCODE Combined Data Processing System, it is unproven.



The success of our database services depends on our ability to:







      - develop the Icelandic Health Sector Database and collect genotypic data;





      - create database and cross reference software that is free from design defects or errors;





      - comply with governmental requirements regarding the Icelandic Health Sector Database;





      -     develop secure and reliable encryption technology;



      -     obtain the cooperation of the Icelandic healthcare system;







      - obtain blood samples from Icelanders and their permission to use their genotypic data;



      - use the information derived from the deCODE Combined Data Processing System in disease management, analysis of drug response, gene discovery and drug target validation; and





      - develop marketing and pricing methods that the intended users of the deCODE Combined Data Processing System will accept.


      If we fail to successfully commercialize our database services, we will not realize revenues from this part of our business.


      HEALTHCARE INFORMATICS



      We are the only people who have tested our bioinformatics and privacy protection products. These products may not meet the needs of potential customers. We are at a very early stage of development of our medical decision-support systems for healthcare providers. We have generated no revenues from sales or licenses of bioinformatics, decision-support or privacy protection products. To date we have not produced any decision-support tools. We cannot assure you that we can successfully develop or commercialize medical decision-support systems or that there will be a market for our bioinformatics, decision-support or privacy protection products.







IF OUR ASSUMPTION ABOUT THE ROLE OF GENES IN DISEASE IS WRONG, WE MAY NOT BE ABLE TO DEVELOP USEFUL PRODUCTS


      The products we hope to develop involve new and unproven approaches. They are based on the assumption that information about genes may help scientists to better understand complex disease processes. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on gene discoveries have been developed. Of the products that exist, all are diagnostic products. To date, we know of no therapeutic products based on disease gene discoveries. If our assumption about the role of genes in the disease process is wrong, our gene discovery programs may not result in products, the genetic data included in our database and informatics products may not be useful to our customers and those products may lose any competitive advantage.

IF WE CONTINUE TO INCUR OPERATING LOSSES LONGER THAN ANTICIPATED, OR IN AMOUNTS GREATER THAN ANTICIPATED, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS



      We incurred net losses of $12,290,505 and $28,378,268 for the quarter and six-month period ended June 30, 2001, and $10,391,448 and $17,289,587 for the quarter and six-month period ended June 30, 2000. As of June 30, 2001, we had an accumulated deficit of $139,131,968. We have never generated a profit and we have not generated any significant revenues except for payments received in connection with our research collaboration with Roche and interest revenues. We must increase our expenditures substantially over the next several years to develop our technologies and our internal research programs and to prepare the Icelandic Health Sector Database, the deCODE Combined Data Processing System and informatics. As a result, we expect to incur operating losses for several years. If the time required to generate product revenues and achieve profitability is longer than we currently anticipate or the level of operating losses is greater than we currently anticipate, we may not be able to continue our operations.







IF WE ARE NOT ABLE TO OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR EXPANDING CAPITAL REQUIREMENTS, WE MAY BE FORCED TO REDUCE OR TERMINATE OUR RESEARCH PROGRAMS AND PRODUCT DEVELOPMENT



      We have spent substantial amounts of cash to fund our research and development activities and expect to spend substantially more over the next several years. We expect to use cash to expand our research and development activities, construct the Icelandic Health Sector Database and the deCODE Combined Data Processing System, collect the genotype data and develop healthcare informatics products. Many factors will influence our future capital needs, including:





      - the number, breadth and progress of our discovery and research programs;







      -     our ability to attract collaborators, subscribers and customers;





      -     our ability to perform under collaborations;



      -     whether we can commercialize our discoveries;





      -     the resources we devote to commercialization;





      - the amount we spend to enforce patent claims and other intellectual property rights; and









      -     the costs and timing of regulatory approvals.



      We intend to rely on Roche and future collaborators for significant funding of our research efforts. In addition, we may seek additional funding through public or private equity offerings and debt financings. We may not be able to obtain additional financing when we need it or the financing may not be on terms favorable to us or our stockholders. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities.



      If we raise additional funds through collaborations and licensing arrangements, we may have to relinquish rights to some of our technologies or product candidates, or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and product development.





IF WE DO NOT MAINTAIN THE GOODWILL AND RECEIVE THE COOPERATION OF THE ICELANDIC POPULATION, WE MAY BE UNABLE TO PURSUE OUR GENE IDENTIFICATION PROGRAMS, PHARMACOGENOMICS OR FUNCTIONAL GENOMICS EFFORTS, COLLECT GENOTYPE DATA OR DEVELOP THE ICELANDIC HEALTH SECTOR DATABASE AND THE DECODE COMBINED DATA PROCESSING SYSTEM

      Our approach to gene identification and the development and maintenance of genotype data depends on the goodwill and cooperation of the Icelandic population, government and healthcare system. Our development of the Icelandic Health Sector Database will be impaired if individual Icelanders refuse to allow information from their medical records to be included in the Icelandic Health Sector Database. As of June 30, 2001 approximately 7% of the population had exercised their rights to exclude their medical records from the database.



      Some doctors practicing in Iceland have expressed opposition to the Icelandic Health Sector Database. They may attempt to withhold their patients' data from the database or encourage their patients to exercise their opt-out rights.



      In order for us to develop genotype data and cross-reference that data with information about the manifestations of disease, a substantial portion of the Icelandic population must provide us with blood samples for genotyping and consent to the use of their DNA to cross-reference molecular genetics data. Because only a small portion of the Icelandic population may carry certain mutations, the unwillingness of even a small portion of the population to participate in our programs could diminish our ability to develop and market information based on the use of genotypic data.







OUR RELIANCE ON THE ICELANDIC POPULATION MAY LIMIT THE APPLICABILITY OF OUR DISCOVERIES TO CERTAIN POPULATIONS



      The genetic make-up and prevalence of disease generally varies across populations around the world. Common complex diseases generally occur with a similar frequency in Iceland and other western countries. However, the populations of other western nations may be genetically predisposed to certain diseases because of mutations not present in the Icelandic population. As a result, our partners and we may be unable to develop diagnostic products that are effective on all or a portion, of the people with such diseases. Any difference between the Icelandic population and other populations may have an effect on the usefulness of the Icelandic Health Sector Database in studying populations outside of Iceland. For our business to succeed, we must be able to apply discoveries that we make on the basis of the Icelandic population to other markets.



OUR CREATION AND OPERATION OF THE ICELANDIC HEALTH SECTOR DATABASE DEPENDS ON OUR LICENSE FROM THE ICELANDIC GOVERNMENT AND IS SUBJECT TO SUPERVISION AND REGULATION, WHICH MAY MAKE OUR DEVELOPMENT OF DATABASE PRODUCTS MORE EXPENSIVE AND TIME-CONSUMING THAN WE ANTICIPATED



      Our construction and use of the Icelandic Health Sector Database is subject to the stipulations of the Icelandic Health Sector Database license. The license was granted to us by the Ministry of Health and Social Security, or the Ministry, pursuant to the Act on the Health Sector Database, no. 139/1998, or the Act. The license permits the processing of healthcare data from healthcare records and other relevant data into the Icelandic Health Sector Database. Our data collection and use activities will be supervised by the Icelandic Health Sector Database Monitoring Committee, or the Monitoring Committee, the Data Protection Authority of Iceland, or the Authority, and an Interdisciplinary Ethics Committee. In addition, the Icelandic Bioethics Committee will review our operation of the database. Due to this oversight, we are subject to the following additional risks:



      - The Ministry may withdraw the license in the event that we violate the terms and conditions of the license, the Act or its rules;



      - The Icelandic parliament may amend the Act in ways which would adversely affect our ability to develop or market the database;



      - There is no precedent interpreting the Act or the rules on which we can rely;



      - We may fail to comply with existing data confidentiality requirements of the Act or our license, resulting in a loss of our license;

      - The Authority may modify or impose additional technical requirements covering areas such as data encryption and privacy protection and may require greater technical capabilities than we currently have; and



      - The Interdisciplinary Ethics Committee may withdraw permission for any type of research program in the Icelandic Health Sector Database not conducted in accordance with international rules of bioethics.



      Compliance with these requirements can be expensive and time-consuming and may delay or increase the cost of development of the Icelandic Health Sector Database and the deCODE Combined Data Processing System.



REGULATORY AUTHORITIES MAY DETERMINE THAT OUR LICENSE TO DEVELOP THE ICELANDIC HEALTH SECTOR DATABASE INFRINGES UPON EUROPEAN ECONOMIC AREA COMPETITION RULES WHICH COULD RESULT IN THE REVOCATION OR DILUTION OF OUR LICENSE



      Iceland is subject to both European Free Trade Association and European Union, or EU, competition and public procurement rules. If a governmental or judicial body determines that the Act or our license is in breach of such rules, the license for the Icelandic Health Sector Database could be revoked or diluted. This could have a negative impact on the profitability and marketing potential of the deCODE Combined Data Processing System.



IF WE FAIL TO PROTECT CONFIDENTIAL DATA ADEQUATELY, WE COULD INCUR LIABILITY OR LOSE OUR LICENSE



      We are required, under the Act and the Icelandic Health Sector Database license, to encrypt all patient data and to take other actions to ensure confidentiality of data included in the Icelandic Health Sector Database and restrict access to it. We must develop the Icelandic Health Sector Database according to the Authority's technology, security and organizational terms. The Authority may periodically review and amend such terms in light of new technology or change of circumstances. The customers for our products may impose confidentiality requirements.



      We may accidentally disclose confidential data as a result of technical failures or human error by our employees or those of our customers or collaborators. Any failure to comply fully with all confidentiality requirements could lead to liability for damages incurred by individuals whose privacy is violated, the loss of the license, the loss of our customers and reputation and the loss of the goodwill and cooperation of the Icelandic population, including healthcare professionals.



IF WE ARE NOT ABLE TO ENTER INTO AGREEMENTS WITH MORE ICELANDIC HEALTH INSTITUTIONS IN ORDER TO COLLECT DATA, WE WILL NOT BE ABLE TO CONSTRUCT AND OPERATE THE ICELANDIC HEALTH SECTOR DATABASE



      We are required by the Icelandic Health Sector Database license to enter into agreements with Icelandic health institutions and self-employed health service professionals regarding access to and the processing of information from medical records. To date we have only entered into agreements with nineteen Icelandic health institutions. We cannot be certain that we will enter into agreements with enough additional health institutions or on terms favorable to us. Some doctors practicing in Iceland have expressed opposition to the Icelandic Health Sector Database and it is possible that those who have private practices, and as such have authority to enter into agreements with us, may refuse to do so or those who are employed by health institutions may encourage the institutions to refuse to do so. Our inability to enter into additional agreements on favorable terms or in a timely manner could have a material adverse effect on our ability to construct and operate the Icelandic Health Sector Database.



ETHICAL AND PRIVACY CONCERNS MAY LIMIT OUR ABILITY TO DEVELOP AND USE THE ICELANDIC HEALTH SECTOR DATABASE AND THE DECODE COMBINED DATA PROCESSING SYSTEM AND MAY LEAD TO LITIGATION AGAINST US OR THE ICELANDIC GOVERNMENT

      The Icelandic parliament's passage of the Act and the Ministry's granting of the Icelandic Health Sector Database license have raised ethical and privacy concerns in Iceland and internationally. Ethical and privacy concerns about the development and use of the Icelandic Health Sector Database and the deCODE Combined Data Processing System may lead to litigation in U.S., Icelandic or other national or international courts (for example, on the basis of an alleged breach of the patient-doctor confidential relationship, constitutional privacy issues, international conventions dealing with protection of privacy issues or human rights conventions).



      In February 2000, an organization known as The Association of Icelanders for Ethics in Science and Medicine, and a group of physicians and other citizens issued a press release announcing their intention to file lawsuits against the State of Iceland and any other relevant parties, including us, to test the constitutionality of the Act. According to the press release, the lawsuit will allege human rights violations and challenge the validity of provisions of the Act. To date no such suit has been brought against us. One lawsuit has been brought in Icelandic courts against the Directorate of Public Health in Iceland challenging the constitutionality of the Act. In the event that the Icelandic State by a final judgment is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or the issuance of the License, our agreement with the Ministry requires us to indemnify the Icelandic State against all damages and costs incurred in connection with such litigation. In addition, the pendency of such litigation could lead to delay in the development of the Icelandic Health Sector Database and the deCODE Combined Data Processing System, and an unfavorable outcome would prevent us from developing and operating the Icelandic Health Sector Database and the deCODE Combined Data Processing system.




WE HAVE AGREED TO INDEMNIFY AND HOLD HARMLESS THE ICELANDIC GOVERNMENT, WHICH MAY CAUSE US TO INCUR DAMAGES AND MAY LIMIT OUR RIGHT TO TAKE CERTAIN LEGAL ACTIONS AGAINST THE GOVERNMENT



      We are subject to a very extensive indemnity clause in our agreement with the Ministry, pursuant to which we have agreed:






      - not to make any claim against the government if the Act or the license are amended as a result of the Act or rules relating to the Icelandic Health Sector Database are found to be inconsistent with the rules of the European Economic Area, or other international rules and agreements to which Iceland is or becomes a party;





      - that if the Icelandic State, by a final judgment, is found to be liable or subject to payment to any third party as a result of the passage of legislation on the Icelandic Health Sector Database and/or issuance of the Icelandic Health Sector Database license, we will indemnify it against all damages and costs in connection with the litigation; and




      - to compensate any third parties with whom the Icelandic government negotiates a settlement of liability claims arising from the legislation on the Icelandic Health Sector Database and/or the issuance of the license, provided that the Icelandic government demonstrates that it was justified in agreeing to make payments pursuant to the settlement.


IF WE CANNOT OBTAIN AN EXTENSION OF THE TERM OF THE ICELANDIC HEALTH SECTOR DATABASE LICENSE BEYOND ITS EXPIRATION DATE IN JANUARY 2012, WE WILL NOT BE ABLE TO OPERATE OR DERIVE RESOURCES FROM THE ICELANDIC HEALTH SECTOR DATABASE OR THE DECODE COMBINED DATA PROCESSING SYSTEM AFTER THAT DATE



      Even if we are successful in creating and marketing the Icelandic Health Sector Database and the deCODE Combined Data Processing System, the license will expire in January 2012, unless we are able to obtain an extension. There is no assurance that we will obtain further access rights on favorable terms, if at all. We do not expect that the Icelandic Health Sector Database and the deCODE Combined Data Processing System to be fully operational for up to four years. The license will be subject to review in 2008, and at that time the Ministry and we will enter into discussions on renewal of the license at the end of the term. The Ministry might not renew the license in 2012 and we cannot guarantee any renewal.



WE MAY NOT BE ABLE TO FORM AND MAINTAIN THE COLLABORATIVE RELATIONSHIPS THAT OUR BUSINESS STRATEGY REQUIRES AND THE RELATIONSHIPS MAY LEAD TO DISPUTES OVER TECHNOLOGY RIGHTS



      We must form research collaborations and licensing arrangements with several partners at the same time to operate our business strategy. We currently have only five substantial collaborative relationships, including two with Roche. To succeed, we will have to maintain these relationships and establish additional collaborations. We cannot be sure that we will be able to establish the additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs will suffer. If we increase the number of collaborations, it will become more difficult to manage the various collaborations successfully and the potential for conflicts among the collaborators will increase.






OUR DEPENDENCE ON COLLABORATIVE RELATIONSHIPS MAY LEAD TO DELAYS IN PRODUCT DEVELOPMENT AND DISPUTES OVER RIGHTS TO TECHNOLOGY






      We are dependent on collaborators for the pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products that result from our technology. Our agreements with collaborators will typically allow them significant discretion in electing whether to pursue such activities. We cannot control the amount and timing of resources collaborators will devote to our programs or potential products. Our collaborations may have the effect of limiting the areas of research that we may pursue either alone or with others.



      Our arrangements may place responsibility for key aspects of product development and marketing on our collaborative partners. If our collaborators fail to perform their obligations, our database products could contain erroneous data, design defects, viruses or software defects that are difficult to detect and correct and may adversely affect our revenues and the market acceptance of our products.







      Our collaborators may stop supporting our products or providing services to us if they develop or obtain rights to competing products. Disputes may arise in the future over the ownership of rights to any technology developed with collaborators. These and other possible disagreements between our collaborators and us could lead to delays in the collaborative research, development or commercialization of products. Such disagreements could also result in litigation or require arbitration to resolve.







      Our current facilities and staff are inadequate for commercial production and distribution of products. If we choose in the future to engage directly in the development, manufacturing and marketing of certain products, we will require substantial additional funds, personnel and production facilities.




ETHICAL AND PRIVACY CONCERNS MAY LIMIT THE USE OF GENETIC TESTING AND THEREFORE THE COMMERCIAL LIABILITY OF ANY PRODUCTS WE DEVELOP


      Other companies have developed genetic predisposition tests that have raised ethical concerns. It is possible that employers or others could discriminate against people who have a genetic predisposition to certain diseases. Concern regarding possible discrimination may result in governmental authorities enacting restrictions or bans on the use of all, or certain types of, genetic testing. Similarly, such concerns may lead individuals to refuse to use genetic tests even if permissible. These factors may limit the market for, and therefore the commercial viability of, products that our collaborators and we develop.






WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH BIOTECHNOLOGY COMPANIES AND ESTABLISHED PHARMACEUTICAL COMPANIES IN THE DEVELOPMENT AND MARKETING OF PRODUCTS BASED UPON THE IDENTIFICATION OF DISEASE-CAUSING GENES.

      A number of companies are attempting to rapidly identify and patent genes that cause diseases or an increased susceptibility to diseases. Competition in this field is intense and is expected to increase. We have numerous competitors, including major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, the United States-funded Human Genome Project and other government-sponsored entities. Many of our competitors have considerably greater capital resources, research and development staffs and facilities, and technical and other resources than we do, which may allow them to discover important genes before we do. We believe that a number of our competitors are developing competing products and services that may be commercially successful and that are further advanced in development than our potential products and services. To succeed, we, together with our collaborators, must discover disease-predisposing genes, characterize their functions, develop genetic tests or therapeutic products and related information services based on such discoveries, obtain regulatory and other approvals, and launch such services or products before competitors. Even if our collaborators or we are successful in developing effective products or services, our products and services may not successfully compete with those of our competitors. Our competitors may succeed in developing and marketing products and services that are more effective than ours or that are marketed before ours.


      Competitors have established, and in the future may establish, patent positions with respect to gene sequences related to our research projects. Such patent positions or the public availability of gene sequences comprising substantial portions of the human genome could decrease the potential value of our research projects and make it more difficult for us to compete. We may also face competition from other entities in gaining access to DNA samples used for research and development purposes.

      We expect competition to intensify as technical advances are made and become more widely known. Our future success will depend in large part on maintaining a competitive position in the genomics field. Others' or our rapid technological development may result in products or technologies becoming obsolete before we recover the expenses we incur in developing them. Less expensive or more effective technologies could make future products obsolete. We cannot be certain that we will be able to make the necessary enhancements to any products we develop to compete successfully with newly emerging technologies.


OUR COLLABORATORS MAY ALSO BE OUR COMPETITORS



      Our agreements with collaborators, including Roche, do not prevent them from conducting their own gene research or developing products based upon their, or any other party's, research. Products developed by our collaborators may compete with any products that we develop through our discovery programs. We expect that future additional collaborations may allow our future partners to undertake research and develop products on their own or with third parties.



WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH ESTABLISHED COMPANIES AND GOVERNMENT AGENCIES IN THE FIELD OF DATABASE SERVICES


      Others are currently developing or marketing a number of databases to assist participants in the healthcare industry and academic researchers in the management and analysis of their own genomic data and data available in the public domain.




      We cannot be sure that any of the databases that we create will achieve greater market acceptance than those of our competitors. We plan to grant limited Internet access to our genealogy data to the Icelandic public for non-business use. Although our genealogy data will be restricted both by technical and legal means, it is possible that this Internet access will in some way facilitate the construction of similar databases intended for commercial purposes.







WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE FIELD OF HEALTHCARE INFORMATICS

      The healthcare informatics field is highly competitive. Many companies compete with us to develop healthcare informatics similar to our expected products, including products relating to medical record maintenance, medical decision-support systems and systems design. We expect that competition will continue to intensify. Many of our competitors have significantly greater financial resources and market presence than we have. We cannot be sure that any products that we develop in the field of healthcare informatics, including medical decision-support systems, will compete effectively with those of our competitors.






OTHERS MAY CLAIM INTELLECTUAL PROPERTY RIGHTS TO OUR GENEALOGY DATABASE, WHICH COULD PREVENT US FROM USING SOME OR ALL OF OUR DATABASE AND IMPAIR OUR ABILITY TO DERIVE REVENUES FROM OUR DATABASE AND GENE DISCOVERY SERVICES







      There are other firms and agencies that have prepared, or are currently preparing, genealogy databases similar to the one we have developed. If any parties claim that any of our databases infringes on their intellectual property rights, we would have to defend against their claim, cease using the infringing property or pay them for the use of the infringing property.



      Two parties have filed a copyright infringement suit against us in Iceland. They claim to hold copyrights to approximately 100 Icelandic genealogy books and claim that we have used data from these books in the creation of our genealogy database, in violation of their rights. The claimants seek to prevent our use of our genealogy database. They also seek monetary damages in the amount of approximately 616 million Icelandic kronas, or approximately $5.9 million (as of June 30, 2001). We believe that this suit is without merit and intend to defend it vigorously, but if it were successful it could have a material adverse effect on our database and gene discovery services.







WE MAY NOT BE ABLE TO PROTECT THE PROPRIETARY RIGHTS THAT ARE CRITICAL TO OUR SUCCESS


      Our success will depend on our ability to protect our genealogy database and genotypic data and any other proprietary databases that we develop, proprietary software and other proprietary methods and technologies. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.


      Our commercial success will depend in part on obtaining patent protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual considerations. We cannot be sure that any of our pending patent applications will result in issued patents, that we will develop additional proprietary technologies that are patentable, that any patents issued to us or our partners will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business.


      In addition, patent law relating to the scope of claims in the area of genetics and gene discovery is still evolving. There is substantial uncertainty regarding the patentability of genes or gene fragments without known functions. The laws of some European countries provide that genes and gene fragments may not be patented. The Commission of the EU has passed a directive that prevents the patenting of genes in their natural state. The U.S. Patent and Trademark Office initially rejected a patent application by the National Institutes of Health on partial genes. Accordingly, the degree of future protection for our proprietary rights is uncertain and, we cannot predict the breadth of claims allowed in any patents issued to us or to others. We could also incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.


      Others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. We cannot be certain that our patent applications will have priority over any patent applications of others. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we are granted patents we cannot be sure that they would be valid and enforceable against third parties. Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. Any legal action against us or our partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that our partners or we would prevail in any action or that any license required under any patent would be made available on commercially acceptable terms, if at all. If licenses are not available, our partners or we may be required to cease marketing our products or practicing our methods.


      If expressed sequence tags, single nucleotide polymorphisms, or SNPs, or other sequence information become publicly available before we apply for patent protection on a corresponding full-length or partial gene, our ability to obtain patent protection for those genes or gene sequences could be adversely affected. In addition, other parties are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. If any patents are issued to other parties on these partial or full-length genes or gene products or uses for such genes or gene products, the risk increases that the sale of our or our collaborators' potential products or processes may give rise to claims of patent infringement. The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than we have available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Even with supportive data, the ability to obtain patents is uncertain in view of evolving examination guidelines, such as the utility and written description guidelines that the U.S. Patent and Trademark Office has adopted.

      While we require employees, academic collaborators and consultants to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques, otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets. If the information processed by the deCODE Combined Data Processing system is disclosed without our authorization, demand for our products and services may be adversely affected.






IF WE OR OUR COLLABORATORS ARE UNABLE TO OBTAIN REGULATORY APPROVALS FOR PRODUCTS RESULTING FROM OUR GENE DISCOVERY PROGRAMS, WE WILL NOT BE ABLE TO DERIVE REVENUES FROM THESE PRODUCTS



      Government agencies must approve new drugs and diagnostic products in the countries in which they are to be marketed. We cannot be certain that we can obtain regulatory approval for any drugs or diagnostic products resulting from our gene discovery programs. The regulatory process can take many years and require substantial resources. Because some of the products likely to result from our disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, various government regulatory authorities may subject such products to substantial additional review. As a result, these authorities may grant regulatory approvals for these products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug or diagnostic product.


      After initial regulatory approval, a marketed product and its manufacturer must undergo continuing review. Discovery of previously unknown problems with a product may have adverse effects on our business, financial condition and results of operations, including withdrawal of the product from the market.






OUR DEPENDENCE UPON A SINGLE THIRD PARTY FOR SEQUENCING MACHINES MAY IMPAIR OUR RESEARCH PROGRAMS



      We currently use a single manufacturer to supply the gene sequencing machines that we use in our gene discovery program and their necessary supplies. While other types of gene sequencing machines are available from other manufacturers, we do not believe that the other machines are as efficient as the machines we currently use. We cannot be sure that the gene sequencing machines or their necessary supplies will remain available in sufficient quantities at acceptable costs. If we cannot obtain additional supplies for our gene sequencing machines at commercially reasonable rates, or if we are required to change to a new supplier of gene sequencing machines, our gene discovery programs would be adversely affected.

WE MAY NOT BE ABLE TO OBTAIN NECESSARY TECHNOLOGY



      We have acquired or licensed components of our technologies from third parties. Changes in or termination of these third party agreements could materially adversely affect our discovery or research programs. We cannot be certain that we will be able to acquire any new technologies that we need.







EFFORTS TO REDUCE HEALTHCARE COSTS MAY REDUCE MARKET ACCEPTANCE OF OUR PRODUCTS



      Our success will depend in part on the price and extent to which we will be paid for our products by government and health administration authorities, private health insurers and other third party payors. Reimbursement for newly approved healthcare products is uncertain. Third party payors, including Medicare in the United States, are increasingly challenging the prices charged for medical products and services. They are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products. We cannot be certain that any third party insurance coverage will be available to patients for any products we discover or develop. If third party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be materially reduced.



      Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If cost containment efforts limit the profits that can be derived from new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us.



OUR OPERATIONS MAY BE IMPAIRED UNLESS WE CAN SUCCESSFULLY MANAGE OUR GROWTH



      We have recently experienced significant growth in the number of our employees and the scope of our operations and our facilities. We intend to hire additional personnel to construct the Icelandic Health Sector Database and the deCODE Combined Data Processing System, and to develop our healthcare informatics products. Our management and operations are, and may continue to be, under significant strain due to this growth. To manage our growth, we must strengthen our management team and attract and retain skilled employees. We cannot be sure that we will be able to retain qualified employees. Our success will also depend on our ability to improve our management information, research information and operational control systems and to expand, train and manage our workforce.







CHANGES IN OUTSOURCING TRENDS AND CONSOLIDATION IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES COULD ADVERSELY AFFECT OUR GROWTH


      Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to outsource from organizations like ours to conduct genetic research, clinical research and sales and marketing projects. Some industry commentators believe that the rate of growth of outsourcing will trend downward. If these industries reduce their present tendency to outsource those projects, our operations, financial condition and growth rate could be materially and adversely affected.






      We also believe we have been negatively impacted by pending mergers and other factors in the pharmaceutical industry, which appear to have slowed decision making by our customers and delayed certain trials. A continuation of these trends would have an ongoing adverse effect on our business.






SOME PARTS OF OUR PRODUCT DEVELOPMENT SERVICES CREATE A RISK OF LIABILITY FROM CLINICAL TRIAL PARTICIPANTS AND THE PARTIES WITH WHOM WE CONTRACT

      We, through our subsidiary Encode ehf., contract with drug companies to perform a wide range of services to assist them in bringing new drugs to market. Encode also contracts with physicians to serve as investigators in conducting clinical trials. Encode ehf's services include:



      -     supervising clinical trials;



      -     data and laboratory analysis;



      -     patient recruitment;



      -     acting as investigators in conducting clinical trials; and



      -     engaging in Phase I clinical trials.



If, in the course of these trials or activities:



      - we do not perform our services to contractual or regulatory standards; or



      - patients or volunteers suffer personal injury to or death from adverse reactions to the test drugs or otherwise; or



      - there are deficiencies in the professional conduct of the investigators with whom we contract; or



      - one of our laboratories inaccurately reports or fails to report lab results; or



      -     our informatics products violate rights of third parties.



then, we would have a risk of liability from the drug companies with whom we contract or the study participants. We maintain insurance to cover ordinary risks but any insurance might not be adequate, and it would not cover the risk of a customer deciding not to do business with us as a result of poor performance.







USE OF THERAPEUTIC OR DIAGNOSTIC PRODUCTS DEVELOPED AS A RESULT OF OUR PROGRAMS MAY RESULT IN LIABILITY CLAIMS FOR WHICH WE HAVE INADEQUATE INSURANCE



      The users of any therapeutic or diagnostic products developed as a result of our discovery or research programs or the use of our database or medical decision-support products may bring product liability claims against us. We currently do not carry liability insurance to cover such claims. We are not certain that our collaborators or we will be able to obtain such insurance or, if obtained, that sufficient coverage can be acquired at a reasonable cost. If we cannot protect against potential liability claims, our collaborators or we may find it difficult or impossible to commercialize products.



WE MAY BE UNABLE TO HIRE AND RETAIN THE KEY PERSONNEL UPON WHOM OUR SUCCESS DEPENDS



      We depend on the principal members of our management and scientific staff, including Dr. Kari Stefansson, Chairman, President and Chief Executive Officer, Hannes Smarason, Executive Vice President and Senior Business Officer, Dr. Jeffrey Gulcher, Vice President, Research and Development and Dr. C. Augustine Kong, Vice President, Statistics. We have not entered into agreements with any of these persons that bind them to a specific period of employment. If any of these people leaves us, our ability to conduct our operations may be negatively affected. Our future success also will depend in part on our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and we cannot be certain that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could have a material adverse effect on us.






OUR OPERATIONS INVOLVE A RISK OF INJURY FROM HAZARDOUS MATERIALS, WHICH COULD BE VERY EXPENSIVE TO US

      We generate, use and dispose of hazardous materials and wastes. We are subject to laws and regulations governing these activities, including standards prescribed by Iceland and applicable EU standards. We believe that our safety procedures comply with such laws and regulations. However, we cannot eliminate the risk of environmental contamination or injury. In the event of such an occurrence, we could be held liable for any resulting damages. The amount of the liability could exceed our resources. We cannot predict whether new regulatory restrictions on the production, handling and marketing of biotechnology products will be imposed. We may incur significant costs to comply with any new regulatory restrictions.



OUR COMMON STOCK PRICE HAS BEEN HIGHLY VOLATILE



      The market price of our common stock has been highly volatile. In addition to various risks described elsewhere in this prospectus, the following factors could also cause price volatility:



      - announcements that we or our competitors make concerning the results of research activities, technological innovations or new commercial products;



      -     changes in or adoption of new government regulations;



      -     regulatory actions;



      -     changes in patent laws;



      -     developments concerning proprietary rights;



      -     variations in operating results; and



      -     actual, announced or threatened litigation.



      Extreme price and volume fluctuations occur in the stock market from time to time and can particularly affect the prices of technology and biotechnology stocks. These extreme fluctuations may be unrelated to the actual performance of the affected issuers. These broad market fluctuations may adversely affect the market price of our common stock.







CURRENCY FLUCTUATIONS MAY NEGATIVELY AFFECT OUR FINANCIAL CONDITION



      We publish our consolidated financial statements in U.S. dollars. Currency fluctuations can affect our financial results because a portion of our cash reserves and our operating costs are in Icelandic kronas. A fluctuation of the exchange rates of the Icelandic krona against the U.S. dollar can thus adversely affect the "buying power" of our cash reserves and revenues. Most of our long-term liabilities are U.S. dollar denominated. We do not intend to enter into currency hedging transactions. However, we may enter into hedging transactions if we have substantial foreign currency exposure in the future. We may have increased exposure as a result of investments or payments from collaborative partners.

                                 USE OF PROCEEDS


      We will not receive any proceeds from the sale of shares, which may be sold pursuant to this reoffer prospectus for the account of the selling stockholder. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholder. See "Selling Stockholder" and "Plan of Distribution."


                               SELLING STOCKHOLDER


      The following is information, as of July 30, 2001, regarding the selling stockholder and the number of shares held by him:


                                          Number           Number of
                         Number of        Of Shares        Shares to be
                         Shares           To be            Owned After
      Name               Owned            Offered          Offering
      ----               -----            -------          --------
      Ernir Snorrason... 166,814          166,814          0(1)


(1) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered shall be determined from time to time by the selling stockholder at his sole discretion. The number of shares to be owned by the selling stockholder after the offering, assuming the sale of all of the stated number of shares of common stock, will be less than one percent of our outstanding shares after the offering.


                              PLAN OF DISTRIBUTION


      Shares offered hereby may be sold from time to time directly by or on behalf of the selling stockholder in one or more transactions on the Nasdaq National Market, Nasdaq Europe or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).



      In connection with such sales, the selling stockholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.



      In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the selling stockholder in compliance with all other applicable state securities laws and regulations.



      In addition to any shares sold hereunder, the selling stockholder may, at the same time, sell any shares of common stock, including the shares, owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus. There can be no assurance that the selling stockholder will sell any or all of the shares offered by him hereby.



      We will pay all expenses of the registration of the shares. We have notified the selling stockholder of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

      The validity of the shares being offered hereby has been passed upon for us by Reed Smith LLP.


                                     EXPERTS

      The consolidated financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, which are incorporated by reference in this reoffer prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers ehf., independent accountants, given on the authority of that firm as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION



      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.



      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. The registration statement, including exhibits, and the reports and other information filed by deCODE can be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the Regional Offices of the Securities and Exchange Commission located at Seven World Trade Center, l3th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of this site is http://www.sec.gov. Our shares are quoted on the Nasdaq National Market and Nasdaq Europe under the symbol "DCGN."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



      The following documents, which have been filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this registration statement as of their respective dates:



      (a)   The Annual Report on Form 10-K/A for the year ended December 31,
            2000;



      (b) The Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2001 and June 30, 2001;



      (c) The Form 8-A filed on June 26, 2000 pursuant to Section 12(g) of the Exchange Act; and



      (d) The description of our common stock contained in our final prospectus filed on July 18, 2000 pursuant to Rule 424(b) of the Securities Act.



      All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.



      We will provide without charge to any person, including any beneficial owner, to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Ed Farmer at deCODE, Lynghals 1, Reykjavik, Iceland. Our telephone number is +011-354-570-1900 and our Web site is located at www.decode.com. Information on the Web site is not incorporated by reference into this reoffer prospectus.

                              DECODE GENETICS, INC.


                         166,814 Shares of Common Stock

                              --------------------




















                                   Prospectus


                         ________________________, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following sets forth the expenses in connection with the offering described in the registration statement, all of which will be borne by deCODE.

      SEC Registration Fee                    $   353.44
      Printing                                  1,000.00
      Accounting Fees and Expenses             10,000.00
      Legal Fees and Expenses                  20,000.00
      Miscellaneous Expenses                      246.56
                                              ----------
      TOTAL                                   $31,600.00
                                              ==========



      The selling stockholder will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Section 4.7 of our certificate of incorporation states that a director will not be personally liable to us or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

      Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

      Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by (a) a majority of the disinterested members of the Board of Directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the Board of Directors or board committee is not available or if the disinterested members of the Board of Directors or a board committee so direct); or (c) the stockholders.

      Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our past, present and future directors and officers that provides coverage for any damages (including punitive or exemplary damages, where insurable under applicable law), settlements, judgments and reasonable and necessary legal fees and expenses incurred by any of the officers or directors resulting from any judicial or administrative proceeding (including arbitration or alternative dispute resolution proceeding) or any written demand or notice describing circumstances likely to give rise to a judicial or administrative proceeding initiated during the policy period against any of the officers or directors in which they may be subjected to a binding adjudication of liability for damages or other relief, including any appeal therefrom, for any actual or alleged error, omission, misstatement, misleading statement, breach of duty, violation of securities laws or regulations by any officer or director, (including libel, slander or defamation in connection solely with an employment practices wrongful act), or in connection with the purchase or sale, or offer to purchase or sell, securities issued by the company, while acting in his capacity as or by reason of his status as a director or officer of the company (or any subsidiary of the company) or in his capacity as a director or officer of a company exempt from taxation under 501(c)(3) of the Internal Revenue Code (or any subsidiary of such company) during such time that such service is part of the regularly assigned duties of the officer or director with the company. Our liability insurance further provides for any reasonable investigative costs, including fees of attorneys and experts, incurred by the company or its board of directors in the investigation or evaluation of any shareholder derivative demand to bring a civil proceeding against an officer or director. Among other exclusions, our current policy specifically excludes coverage for any claim: brought about or contributed to in fact by any intentional dishonest or fraudulent act or omission or any willful violation of any statute, rule or law by any officer or director; based upon actual or alleged exposure to pollution or contamination; for actual or alleged violations of the Employee Retirement Income Security Act of 1974; by, on behalf of, or at the direction of, the company or other officers or directors; brought about or contributed to in fact by the gaining by any officer or director of any profit, remuneration or advantage to which such officer or director is not legally entitled; by any willful violation of any statute, rule or law; seeking relief or redress in any form other than money damages; for actual or alleged bodily injury, sickness, disease, death, mental anguish, emotional distress, damage to or destruction of tangible property, nuclear reaction, nuclear radiation, radioactive contamination or radioactive substance.

      Section 42 of our bylaws requires that we indemnify each director and executive officer to the fullest extent allowable under the DGCL, and empowers us to indemnify our other officers, employees and other agents. Section 42 further provides, however, that we may limit the extent of our indemnification by individual contracts with our directors and executive officers, and further, that we will not be required to indemnify any director or executive officer in connection with any proceeding (or part of a proceeding) initiated by that person or any proceeding by that person against us or our directors, officers, employees or other agents unless (a) indemnification is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors or (c) indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL. This provision is a contract with each director and executive officer who serves in that capacity at any time while the provision and the relevant provisions of the DGCL are in effect.

      Any repeal or modification of Section 42 of our bylaws will only be prospective, and will not affect any rights in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any of our agents. Further, the rights conferred on any person by
Section 42 will continue as to a person who has ceased to be a director, officer, employee or other agent and will inure to the benefit of the heirs, executors and administrators of such person.

      We have, in addition, entered into an indemnity agreement with one of our directors, Sir John Vane. The agreement requires us, subject to certain exceptions, to hold harmless and indemnify Sir John to the fullest extent authorized or permitted by the provisions of the bylaws and the DGCL, as each may be amended from time to time (but, only to the extent that an amendment permits us to provide broader indemnification rights than the bylaws or the DGCL permitted prior to adoption of that amendment). Subject to certain exclusions, we further agreed to hold harmless and indemnify Sir John against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that he becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of us) to which he is, was, or at any time becomes, a party, or is threatened to be made a party, by reason of the fact that he is, was, or at any time becomes, our director, officer, employee or other agent, or is or was serving, or at any time serves, at our request, as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and otherwise to the fullest extent as may be provided to him by us under our bylaws and the DGCL.

      Our agreement with, and obligations to, Sir John under his indemnity agreement will continue during the period that he serves as our director, officer, employee or other agent (or is or was serving at our request as a director, officer, employee or other agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise) and will continue thereafter so long as he will be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that the director was serving in the capacity referred to herein.

ITEM 16.    EXHIBITS

Exhibit No. Description of Exhibit


4.1 Amended and Restated Certificate of Incorporation, as further amended (Incorporated by reference to Exhibit 3.1 and Exhibit 3.3 to the Registrant's Registration Statement on Form S-1 (Registration
            No. 333-31984) which became effective on July 17, 2000)

4.2 Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-31984) which became effective on July 17, 2000)

4.3         Specimen Common Stock Certificate (Incorporated by reference to
            Exhibit 4.1 to the Registrant's Registration Statement on Form S-1
            (Registration No. 333-31984) which became effective on July 17,
            2000)

5.1*        Opinion of Reed Smith LLP

23.1* Consent of PricewaterhouseCoopers ehf., independent public accountants

23.2*       Consent of Reed Smith LLP (contained in the opinion filed as Exhibit
            5.1 hereto)

24.1*       Power of Attorney (included on the Signature Page)


----------------


*     Previously filed.



ITEM 17.    UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

(a)   (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.


(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, we have duly caused this amendment no. 1 to the registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Reykjavik, Iceland, on September 6, 2001.


                                          deCODE genetics, Inc.


                                          By: /s/ Kari Stefansson
                                              ---------------------------------
                                              Kari Stefansson, President and
                                              Chief Executive Officer






      Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates stated.



SIGNATURE                                  TITLE                       DATE
---------                                  -----                       ----
/s/ Kari Stefansson                  Chairman, President,        September 5, 2001
--------------------------           Chief Executive
Dr. Kari Stefansson                  Officer (principal
                                     executive officer)
                                     and Director


/s/ Lance E. Thibault                Chief Financial             September 5, 2001
--------------------------           Officer and Treasurer
Lance E. Thibault                    (principal financial
                                     officer and principal
                                     accounting officer)


         *
--------------------------            Director                    September 5, 2001
Jean-Francois Formela


         *
--------------------------           Director                    September 5, 2001
Andre Lamotte


         *
--------------------------            Director                    September 5, 2001
Terrance McGuire


         *
--------------------------            Director                    September 5, 2001
Sir John Vane


--------------


* By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this amendment no. 1 to the registration statement on behalf of the persons indicated.




By: /s/ Kari Stefansson
    ------------------------
    Dr. Kari Stefansson
    Attorney-in-fact

                                INDEX TO EXHIBITS


Exhibit
   No.      Description of Exhibit
4.1         Amended and Restated Certificate of Incorporation, as further amended (Incorporated by reference to Exhibit 3.1 and Exhibit 3.3 to the Registrant's Registration Statement on Form S-1 (Registration
            No. 333-31984) which became effective on July 17, 2000)

4.2 Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-31984) which became effective on July 17, 2000)

4.3         Specimen Common Stock Certificate (Incorporated by reference to Exhibit
            4.1 to the Registrant's Registration Statement on Form S-1
            (Registration No. 333-31984) which became effective on July 17, 2000)

5.1*        Opinion of Reed Smith LLP

23.1* Consent of PricewaterhouseCoopers ehf., independent public accountants

23.2*       Consent of Reed Smith LLP (contained in the opinion filed as Exhibit
            5.1 hereto)

24.1*       Power of Attorney (included on the Signature Page)


----------------


*     Previously filed.